Exhibit 99.1

Pacific Premier Bancorp Announces Completion
of Acquisition of Infinity Franchise Holdings, LLC

Irvine, CA – January 31, 2014 – Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced today that it has completed the acquisition of Infinity Franchise Holdings, LLC (“IFH”) and its wholly owned operating subsidiary Infinity Franchise Capital, LLC (“IFC”), a national lender to franchisees in the quick service restaurant (QSR) industry, and other direct and indirect subsidiaries of IFH utilized in its business.  The acquisition was completed on January 30, 2014.

The value of the total consideration for the transaction was approximately $17.2 million, which was based upon the adjusted net asset value of IFH as of December 31, 2013, subject to final adjustment.  The consideration consisted of 50% cash and 50% PPBI common stock.  At December 31, 2013, IFH had approximately $82.3 million in total assets and $78.3 million of total loans outstanding.

“We are very pleased to complete our acquisition of IFH and further expand our commercial lending platform,” said Steven R. Gardner, President and Chief Executive Officer of the Company.  “The acquisition of IFH gives us a strong presence in an attractive niche market that will provide additional geographic and industry diversification within our loan portfolio.  Over the course of their career, the management team of IFH has originated more than $1.7 billion in franchisee loans and has developed excellent relationships within the quick service restaurant industry that consistently result in attractive lending opportunities.  We are excited to have the IFH team join us, and we believe the franchisee lending business will give us another avenue for generating growth with assets that provide an attractive risk-adjusted return.”

Advisors

Pacific Premier Bancorp was advised in this transaction by Sandler O’Neill + Partners, as financial advisor, and Patton Boggs LLP, as legal counsel.  Keefe, Bruyette & Woods, Inc. served as financial advisor to Infinity Franchise Holdings.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest community banks in Southern California. Pacific Premier Bank is a business bank primarily focused on serving small- and medium-sized businesses in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego. The Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations nationwide. Pacific Premier Bank serves its customers through its 13 full-service depository branches in Southern California located in the cities of Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino, San Diego and Seal Beach and one office in Dallas, Texas.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2012 Annual Report on Form 10-K, as amended, of the Company filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

Kent J. Smith
Executive Vice President/CFO
949.864.8000